UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 29, 2009

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

3590 East Columbia Street, Tucson, Arizona	85714
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 29, 2009, Applied Energetics, Inc. (the “Registrant”) issued a press release announcing that the United States District Court for the District of Arizona granted final approval of the settlement of the consolidated class action lawsuit originally filed in July 2006 against the Registrant and its founders.

As previously announced, under the terms of the settlement of the class action lawsuits, those lawsuits were dismissed with prejudice, and the Registrant and all other defendants received a full and complete release of all claims asserted against them in the litigation, in exchange for the payment of an aggregate of $5.3 million in cash and the issuance of previously unissued shares of common stock by the Registrant valued at $1.2 million.  Based on the formula set forth in the settlement agreement, the Registrant will issue 2,283,887 shares of its common stock.  There was no admission of liability by any of the defendants.

Insurance proceeds of $6.2 million, less amounts previously reimbursed to the Registrant to pay expenses of the stockholder litigations (approximately $700,000 to date), were used to fund the settlement payments and related costs.   The remaining cash payments and the stock issuance are being made by the Registrant.

As stated in the settlement documents, the Registrant denies any liability in connection with the litigation and denies the claims asserted by the plaintiffs in the complaints.  However, the Registrant believes this settlement is in the best interest of the Registrant and its stockholders, as it eliminates the uncertainties, distractions, burden and further expense associated with the litigations

Item 9.01.   Financial Statements and Exhibits

  (d)  99.1  Press Release dated September 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.
(Registrant)

By:	/s/ Joseph C. Hayden
Joseph C. Hayden
Chief Operating Officer

Date:  September  29, 2009